EXHIBIT (A)(1)

                             TLC VISION CORPORATION

                                Offer to Exchange
                               Outstanding Options
                    with an Option Price Greater than $8.688
                                 for New Options

                         The Offer and Withdrawal Rights
                     Expire at 11:59 p.m., Eastern Daylight
                       Savings Time on September 6, 2002,
                   unless the Offer is Extended by TLC Vision.

Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to:

TLC Vision Corporation

Attention: Heather McDonald

5280 Solar Drive, Suite 300
Mississauga, Ontario
L4W 5M8

Phone: 1-800-852-1033, ext. 3919
Fax:   (905) 625-8081

                                  July 18, 2002

                             TLC VISION CORPORATION

                                Offer to Exchange
                               Outstanding Options
                    with an Option Price Greater than $8.688
                                 for New Options

                         The Offer and Withdrawal Rights
                     Expire at 11:59 p.m., Eastern Daylight
                       Savings Time on September 6, 2002,
                   unless the Offer is Extended by TLC Vision.

      TLC Vision Corporation, which we refer to as "we," "the company" or "TLC Vision," is repricing its outstanding options with an option price greater than $8.688, which we refer to as eligible options, by offering optionholders the opportunity to exchange all eligible options for new options that we will grant under our option plan. At an annual and special meeting of our shareholders held on April 18, 2002, shareholders approved the repricing of the eligible options. We are carrying out this repricing by making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related cover letter and acceptance letter (which together, as they may be amended from time to time, constitute the "offer").

      In this offer to exchange, $ refers to U.S. dollars and Cdn$ refers to Canadian dollars. For holders of options with an option price denominated in Canadian dollars, an exchange rate of Cdn$1.57570 per $1.00, being the exchange rate on April 18, 2002, will be applied to determine whether an option is an eligible option and the number of options that will be cancelled in exchange for new options. Based on this exchange rate, options with a Canadian dollar option price greater than Cdn$13.69 are eligible options.

                               SUMMARY TERM SHEET

      The following is a summary of the material terms of the offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying acceptance letter attached to the end of this document because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the other documents. We have included references to the relevant sections in this offer to exchange where you can find a more complete description of the topics in this summary.

o Offer. TLC Vision is offering each holder of eligible options the opportunity to exchange all, but not less than all, of the eligible options held by him or her for new options to be granted under TLC Vision's Amended and Restated Stock Option Plan.

o All Eligible Options Must Be Tendered. To participate in the offer, an optionholder must tender all of his or her eligible options for cancellation. This means that an optionholder may not tender some of his or her eligible options for cancellation and retain some eligible options; if an optionholder wishes to tender any of his or her eligible options, the optionholder must tender all of his or her eligible options. (Section
      1)

o Offer to Exchange Eligible Options for New Options. We will grant new options to those optionholders who elect to participate in this offer, subject to the terms and conditions explained in the offer to exchange. Eligible options are those options with an option price greater than $8.688 that are outstanding on the date options are cancelled in the offer. The number of new options granted in exchange for eligible options that are cancelled in the offer will be determined as follows, subject to adjustments for any future stock splits, stock dividends and similar events:

      o For eligible options with an option price of over $40, we will grant one new option for every four eligible options cancelled in the offer;

      o For eligible options with an option price of at least $30 but less than $40, we will grant one new option for every three eligible options cancelled in the offer;

      o For eligible options with an option price of at least $20 but less than $30, we will grant one new option for every two eligible options cancelled in the offer; and

      o For eligible options with an option price of greater than $8.688 but less than $20, we will grant one new option for each eligible option cancelled in the offer.

However, we will not issue any new options exercisable for fractional shares. Instead, we will round down to the nearest whole number of new options with respect to each grant of eligible options. Each option entitles the holder to purchase one of our common shares in accordance with the terms of the option plan and original instrument of grant. (Section 1)

o Grant Date of New Options. We expect to grant the new options immediately upon our acceptance of eligible options for exchange and cancellation.

o Material Terms of New Options. The new options will be granted under the same option plan that the eligible options were granted and we will issue a new option instrument of grant evidencing the new option grant. The new options will have the same terms and conditions as the related eligible options cancelled in the offer, except that the option price of the new options will be equal to $8.688 per common share. The new options will have the same vesting schedule as the related eligible options cancelled in the offer. Accordingly, the new options will be vested on the date of grant to the extent that the related eligible options cancelled in this offer would have been vested on that date and the remaining new options will become vested in accordance with the vesting schedule (based on the same vesting dates and percentages) applicable to the related grant of eligible options that were cancelled in the offer. (Section 8).

o Effect on Eligible Options Which Are Not Tendered. If you choose not to tender all of your eligible options for exchange or if we do not accept tendered options for exchange or, if having tendered, you withdraw prior to the expiration date, your eligible options will remain outstanding and retain their current option prices and other current terms. We currently expect that we will accept all properly tendered eligible options promptly after the expiration of this offer. (Sections 1 and 5)

o Options Not Eligible for the Offer to Exchange. The offer will have no effect on those options that are not eligible options. Those options will remain outstanding in accordance with, and subject to, their current terms. (Section 8)

o Conditions to the Offer. This offer is subject to conditions which we describe in Section 6 of this offer to exchange. (Section 6)

o Recent Trading Prices for Our Common Shares. Our common shares are listed for trading on the Toronto Stock Exchange and on the Nasdaq National Market System under the symbols "TLC" and "TLCV", respectively. On July 17, 2002, the last reported sale price for our common shares on the Toronto Stock Exchange was Cdn$3.20 per share and on the Nasdaq National Market System was $2.03 per share. We recommend that you obtain current market quotations for our common shares before deciding whether to tender your eligible options. (Section 7)

o No Recommendation. Although our board of directors has approved the making of this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your eligible options for exchange. You must make your own decision whether to tender your eligible options.

o How to Obtain More Information. You should direct questions about this offer or requests for assistance or for additional copies of this offer to exchange or the acceptance letter to TLC Vision Corporation, Attention:
      Heather McDonald, 5280 Solar Drive, Suite 300, Mississauga, Ontario, L4W 5M8, Phone: 1-800-852-1033, ext. 3919, Fax: (905) 625-8081.

                                    IMPORTANT

o How to Participate; How to Accept The Offer. To participate and accept the offer to exchange your eligible options for new options, you must "tender" all of your eligible options for exchange. If you wish to tender your eligible options for exchange, you must deliver, by fax, regular external mail or interoffice mail, the signature page of the acceptance letter, properly completed and signed (using the form of letter attached to the end of this document), to us at TLC Vision Corporation, Attention: Heather McDonald, 5280 Solar Drive, Suite 300, Mississauga, Ontario, L4W 5M8,
      Phone: 1-800-852-1033, ext. 3919, Fax: (905) 625-8081. We cannot accept the acceptance letter by e-mail. (Section 3)

o Withdrawal of Election. You can withdraw your election to tender eligible options by delivering, by fax, regular external mail or interoffice mail, the signature page of the withdrawal letter, properly completed and signed (using the form of letter attached to the end of this document), to us at the same address as the acceptance letter. We cannot accept the withdrawal letter by e-mail. You must withdraw all tendered options; you may not withdraw only a portion of tendered options. (Section 4)

o Deadline for Elections to Participate or to Withdraw a Previous Election; "Expiration Date". Your acceptance letter and any withdrawal letter must be received by us before 11:59 p.m., eastern daylight savings time, on September 6, 2002, unless we extend the expiration date for the offer. If we extend this offer beyond that time, you may tender your eligible options or withdraw a previous election to tender eligible options by delivering the signed signature page to the acceptance or withdrawal letter, as the case may be, so long as we receive your signed signature page before the extended expiration of this offer. (Sections 3 and 4)

      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your eligible options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the related acceptance letter attached hereto. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                TABLE OF CONTENTS

SUMMARY TERM SHEET ........................................................    1

QUESTIONS AND ANSWERS .....................................................    5

THE OFFER TO EXCHANGE .....................................................   10

1.  ELIGIBLE OPTIONS AND EXPIRATION DATE ..................................   10
2.  PURPOSE OF THE OFFER ..................................................   10
3.  PROCEDURES FOR TENDERING ELIGIBLE OPTIONS .............................   11
4.  WITHDRAWAL RIGHTS .....................................................   12
5.  ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW
    OPTIONS ...............................................................   12
6.  CONDITIONS OF THE OFFER ...............................................   13
7.  PRICE RANGE OF TLC VISION COMMON SHARES ...............................   13
8.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS ..............   14
9.  INFORMATION CONCERNING TLC VISION .....................................   17
10. SUMMARY FINANCIAL INFORMATION .........................................   17
11. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS
    CONCERNING THE OPTIONS AND OUR COMMON SHARES ..........................   19
12. STATUS OF ELIGIBLE OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING
    CONSEQUENCES OF THE OFFER .............................................   19
13. LEGAL MATTERS; REGULATORY APPROVALS ...................................   19
14. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES .........................   20
15. MATERIAL CANADIAN FEDERAL TAX CONSIDERATIONS ..........................   21
16. EXTENSION OF OFFER; TERMINATION; AMENDMENT ............................   21
17. FEES AND EXPENSES .....................................................   22
18. ADDITIONAL INFORMATION ................................................   22
19. FORWARD LOOKING STATEMENTS ............................................   23
20. MISCELLANEOUS .........................................................   24

SCHEDULE A ................................................................  A-1

                              QUESTIONS AND ANSWERS

      The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the summary of this offer to exchange, the remainder of this offer to exchange and the accompanying acceptance letter attached to the end of this document because the information in these questions and answers is not complete, and additional important information is contained in the remainder of this offer to exchange and the other documents.

1. Why are we making the offer?

      Many of our outstanding options, whether or not they are currently vested and exercisable, have option prices that are significantly higher than the current market price of our common shares. For our stock option plan to provide the intended retention and performance incentives for employees, employees must feel that our options provide them with an opportunity to realize value within a reasonable period of time. With the uncertainty of current market conditions, we believe that employees may feel that the opportunity for realizing value is limited with their existing options. By making this offer to exchange eligible options for new options, we hope to restore our employees' confidence in their potential ability to realize value for their eligible options thereby encouraging our employees to remain with TLC Vision and ultimately maximizing shareholder value. This offer also puts employees of TLC Vision in the same position as employees of the former Laser Vision Centers, Inc., since LaserVision repriced its outstanding options to $8.688 prior to its merger with a wholly-owned subsidiary of the company on May 15, 2002.

2. What securities are we offering to exchange?

      We are offering to exchange all eligible options for new options to be granted under our option plan. Eligible options are those options with an option price greater than $8.688 that are outstanding on the date options are cancelled in the offer. See questions and answers 5, 6 and 8 for a description of the material terms of the new options.

3. How many new options will I receive in exchange for my tendered options?

      The number of new options granted in exchange for eligible options that are accepted for exchange and cancelled in the offer will be determined as follows, subject to adjustments for any future stock splits, stock dividends and similar events:

      o For eligible options with an option price of over $40, we will grant new options equal to one quarter (1/4) of the number of eligible options cancelled in the offer (i.e., we will grant one new option for every four eligible options cancelled in the offer);

      o For eligible options with an option price of at least $30 but less than $40, we will grant new options equal to one third (1/3) of the number of eligible options cancelled in the offer (i.e., we will grant one new option for every three eligible options cancelled in the offer);

      o For eligible options with an option price of at least $20 but less than $30, we will grant new options equal to one half (1/2) of the number of eligible options cancelled in the offer (i.e., we will grant one new option for every two eligible options cancelled in the offer); and

      o For eligible options with an option price of greater than $8.688 but less than $20, we will grant new options equal to the number of eligible options cancelled in the offer (i.e., we will grant one new option for every eligible option cancelled in the offer).

      However, we will not issue any new options exercisable for fractional shares. Instead, we will round down to the nearest whole number of new options with respect to each grant of eligible options. Each option entitles the optionholder to purchase one of our common shares in accordance with the terms of our option plan and instrument of grant.

4. How can I find out the details of my outstanding options that are eligible for this offer?

      A letter summarizing all of your outstanding options and how many options you would hold if you elected to participate in the offer has been provided with this offer to exchange. If you should have any additional questions about your outstanding options, please contact Heather McDonald in our Human Resources Department by telephone at 1-800-852-1033, ext. 3919.

5. Will the terms of my new options be the same as the terms of my eligible options?

      The new options will be issued under the same option plan as the related eligible options cancelled in the offer and will be issued pursuant to an instrument of grant that is substantially similar to the instrument of grant pursuant to which the related eligible options cancelled in the offer were issued. The terms of the new options will be the same as the terms of the related eligible options, except that the option price of the new options will be equal to $8.688.

6. When will the new options vest?

      The new options will have the same vesting schedule as the eligible options for which the new options are exchanged. Accordingly, you will not lose the benefit of any vesting under your tendered eligible options that are accepted for exchange and cancelled in this offer.

      For example, new options that are granted in exchange for eligible options that are already vested today or that would have become vested after today and before the grant date of the new options will be vested on the date of grant of such new options. The remaining new options will become vested in accordance with the current vesting schedule and on the same vesting dates applicable to the eligible options for which such new options are exchanged. The number of new options that are vested or become vested on the current vesting dates for the related eligible options will correspond to the number of eligible options that would have vested on such dates, as adjusted to account for the exchange on a one-for-four, one-for-three, one-for-two or one-for-one basis, whichever is applicable.

7. When will the new options be granted?

      We will grant the new options immediately upon our acceptance of eligible options for exchange and cancellation.

8. What will the option price of the new options be?

      The option price of the new options will be equal to $8.688.

9. If I choose to tender eligible options for exchange, do I have to tender all of my eligible options?

      Yes, you must tender all of your eligible options for exchange if you want to participate in this offer. If we were to permit partial tenders of an optionholder's eligible options, we could be required under the financial accounting rules applicable to us to recognize significant charges in our financial statements that would reduce our reported earnings for each fiscal quarter that some or all of the new options remained outstanding. If you attempt to tender some of your eligible options but do not include all of your eligible options, your entire tender will be rejected.

      For example, if you hold eligible options to purchase 3,000 common shares at an option price of $35.00 per share, eligible options to purchase 2,000 common shares at an option price of $25.00 per share, and eligible options to purchase 1,000 common shares at an option price of $15.00 per share, you must either tender all or none of such eligible options; you cannot tender only those eligible options having an option price of $35.00 per share and those eligible options having an option price of $25.00 per share and retain the eligible options having an option price of $15.00 per share.

10. What happens to eligible options that I tender and are accepted for exchange?

      Tendered eligible options that are accepted for exchange will be cancelled and will become available for future grants (including the new options) under our option plan.

11. Why can't I just be granted more options without having my eligible options cancelled? Why isn't this a one for one exchange?

      We have a limited pool of options available for grant to our employees. The grant of supplemental options, without the cancellation of outstanding eligible options, would reduce the number of options that are currently available for grant to our employees under the option plan. Because the outstanding eligible options are, to a large extent, "underwater" (i.e., the option prices of such options are greater than the current trading price for our common shares), we have determined that it is in the best interest of TLC Vision and our shareholders (including our employee shareholders) to offer this exchange program as designed. The structure of the offer, including an exchange ratio that is, in most cases, less than one for one, strikes a balance between the interests of our employees and shareholders by attempting to minimize the future dilutive impact of our ongoing stock option program. Eligible options that are cancelled in this offer will become available for new option grants and future option grants under the option plans.

12. Will I have to pay taxes if I exchange my eligible options in the offer?

      If you exchange your eligible options for new options, we believe that you will not be required under current law to recognize income for U.S. federal or Canadian income tax purposes at the time of the exchange. However, we strongly recommend that all optionholders consult with their own tax advisor to determine the tax consequences of this offer under the laws of the country that applies to you.

13. What are the conditions to the offer?

      The offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the offer. These events include a regulatory action or lawsuit challenging the tender offer. These conditions are more fully described in Section 6.

14. Will I be required to give up all my rights to eligible options that are cancelled in the offer?

      Yes. Once we have accepted your tendered eligible options, such eligible options will be cancelled and you will no longer have any rights with respect to those eligible options.

15. What happens to any current options granted to me under the option plan that are not eligible options?

      The offer will have no effect on those options that are not eligible options. Those options will remain outstanding in accordance with, and subject to, their current terms.

16. What happens to my eligible options if I choose not to tender or if the company does not accept my tendered eligible options for exchange?

      If you choose not to tender all of your eligible options for exchange or if we do not accept tendered eligible options for exchange, your eligible options will remain outstanding and retain their current option prices and other current terms. We currently expect that we will accept all properly tendered eligible options promptly after the expiration of this offer.

      Remember that if you desire to tender any of your eligible options for exchange, you must tender all of your eligible options. If you do not tender all of your eligible options, your entire tender will be rejected.

17. Can I continue to exercise my vested eligible options between now and the date tendered eligible options are cancelled (currently scheduled to be September 6, 2002)?

      You can exercise vested options, including vested eligible options, during this period. However, eligible options that you exercise during this period will no longer be outstanding and will not be available for cancellation and exchange in the offer.

18. When does the offer expire? Can the offer be extended, and if so, how will I be notified if it is extended?

      The offer expires on September 6, 2002, at 11:59 p.m., eastern daylight savings time, unless we extend it.

      Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If the offer is extended, we will make an announcement of the extension no later than 9:00 a.m. eastern daylight savings time on the business day immediately following the previously scheduled expiration of the offer period.

19. What do I need to do to tender my eligible options?

      If you want to elect to participate in this offer, you need to "tender" your eligible options for exchange which means that you must deliver to us the signed signature page of the acceptance letter (using the form attached at the end of this document). For your tender of eligible options to be effective, we must receive, before 11:59 p.m., eastern daylight savings time, on September 6, 2002 (or before any extended expiration date for the offer), the signature page of the acceptance letter, properly completed and signed by you. The signed signature page must be delivered to us at TLC Vision Corporation, Attention:
Heather McDonald, 5280 Solar Drive, Suite 300, Mississauga, Ontario, L4W 5M8,
Phone: 1-800-852-1033, ext. 3919, or facsimile: (905) 625-8081. We will only accept delivery of the signed signature page of the acceptance letter by regular external mail, interoffice mail or facsimile. If you choose to deliver your signature page by external mail, we recommend that you use registered mail with return receipt requested. Delivery by e-mail will NOT be accepted.

      Your signed signature page must be received by us at the address or facsimile number noted above before 11:59 p.m., eastern daylight savings time, on September 6, 2002 (or before any extended expiration date for the offer). You must allow for delivery time based on the method of delivery that you choose to ensure we receive your acceptance letter on time.

      If the offer is extended by us beyond September 6, 2002, we must receive your signed signature page of the acceptance letter before the extended expiration date of the offer.

      We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept all properly and timely tendered eligible options which are not validly withdrawn. Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept all such properly tendered eligible options promptly after the expiration of this offer.

20. During what period of time may I withdraw previously tendered eligible options?

      You may withdraw your tendered eligible options at any time before 11:59 p.m., eastern daylight savings time, on September 6, 2002. You must withdraw all tendered eligible options; you may not withdraw only a portion of tendered eligible options. If we extend this offer beyond that time, you may withdraw your tendered eligible options at any time until the extended expiration of this offer. To withdraw tendered eligible options, we must receive the signature page to a withdrawal letter (using the form attached to the end of this document), or a facsimile thereof, properly completed and signed, while you still have the right to withdraw the tendered eligible options. As in the case of delivery of the acceptance letter, you may deliver the signed signature page of the withdrawal letter to us at the address noted above by regular external mail or facsimile.

      Once you have withdrawn tendered eligible options, you may re-tender eligible options only by again following the delivery procedures described above in question and answer 19.

21. If I choose not to tender my eligible options for exchange, what do I have to do?

      Nothing. You do not have to file or deliver any forms or letters if you choose to keep your eligible options and not participate in the offer.

22. How will I know if TLC Vision has received my signature page electing to tender my eligible options?

      We will confirm receipt of your acceptance letter tendering your eligible options (and any withdrawal) shortly after we receive it. Also, after the expiration date of the offer, we will advise you whether or not your tender was accepted. Documentation evidencing your new options will be sent to you within sixty (60) days of the expiration of the offer.

23. What does TLC Vision and its board of directors think of this offer?

      Although our board of directors has approved the making of this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your eligible options. You must make your own decision whether to tender eligible options.

24. How should I decide whether or not to participate?

      We understand that this will be an important decision for all optionholders. Tendering eligible options under the offer does carry risk as there is no guarantee or assurance as to our future stock price performance. The decision to participate must be your personal decision, and will depend largely on your assessment of your existing stock option holdings, and your assumptions about the future overall economic environment, performance of our business, the stock market and our stock price.

25. Who can I talk to if I have questions about the offer?

    For additional information or assistance, you should contact:

    TLC Vision Corporation

    Attention: Heather McDonald

    5280 Solar Drive, Suite 300
    Mississauga, Ontario
    L4W 5M8

    Phone: 1-800-852-1033, ext. 3919
    Fax:   (905) 625-8081

                              THE OFFER TO EXCHANGE

1. Eligible options and expiration date

      Upon the terms and subject to the conditions of the offer, as described in this offer to exchange, we are offering to grant new options under our option plan in exchange for eligible options that are properly tendered in accordance with Section 3 (and not validly withdrawn) before the "expiration date," as defined below, and cancelled in the offer. We will not accept partial tenders of eligible options. Therefore, if you choose to participate, you must tender all of your eligible options.

      "Eligible options" are all currently outstanding options to purchase common shares that have an option price greater than $8.688.

      If all of your eligible options are properly tendered and cancelled in the offer and you are entitled to receive new options, the number of new options you receive will be determined as follows, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of our option plan:

      o For eligible options with an option price of over $40, we will grant new options equal to one quarter (1/4) of the number of eligible options cancelled in the offer (i.e., we will grant one new option for every four eligible options cancelled in the offer);

      o For eligible options with an option price of at least $30 but less than $40, we will grant new options equal to one third (1/3) of the number of eligible options cancelled in the offer (i.e., we will grant one new option for every three eligible options cancelled in the offer);

      o For eligible options with an option price of at least $20 but less than $30, we will grant new options equal to one half (1/2) of the number of eligible options cancelled in the offer (i.e., we will grant one new option for every two eligible options cancelled in the offer); and

      o For eligible options with an option price of greater than $8.688 but less than $20, we will grant new options equal to the number of eligible options cancelled in the offer (i.e., we will grant one new option for every eligible option cancelled in the offer).

      However, we will not issue any new options exercisable for fractional shares. Instead, we will round down to the nearest whole number of new options with respect to each option grant of eligible options that are tendered and cancelled in the offer. Each option entitles the optionholder to purchase one of our common shares in accordance with the terms of the applicable option plan and instrument of grant.

      The option price of the new options will be equal to $8.688.

      The term "expiration date" means 11:59 p.m., eastern daylight savings time, on September 6, 2002, unless and until we, in our discretion, have extended the period of time during which this offer will remain open, in which event the term "expiration date" refers to the latest time and date at which this offer, as so extended, expires. See Section 16 for a description of our rights to extend, delay, terminate and amend the offer.

      For purposes of this offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday or a statutory holiday in the province of Ontario and consists of the time period from 12:01 a.m. through 11:59 p.m., eastern daylight savings time.

2. Purpose of the offer

      We granted the eligible options outstanding under our option plan to advance the interests of the company by (i) providing eligible persons, consisting of employees, officers, directors and service providers, with additional incentive; (ii) encouraging stock ownership by eligible persons;
(iii) increasing the proprietary interest of eligible persons in our success; (iv) encouraging eligible persons to remain with us or our affiliates; and (v) attracting new employees, officers and directors to us or our affiliates.

      Many of our outstanding options, whether or not they are currently vested and exercisable, have option prices that are significantly higher than the current market price of our common shares. We understand that, for our stock option program to provide the intended retention and performance incentives for our employees, employees must feel that our options provide them with an opportunity to realize value within a reasonable period of time. With the uncertainty of current market conditions, we believe that employees may feel that the opportunity for realizing value is limited with their existing options. By making this offer to exchange eligible options for new options that will (1) have an option price equal to $8.688, and (2) vest in accordance with the vesting schedule applicable to the related eligible options cancelled in this offer, we hope to restore our employees' confidence in their potential ability to realize value in connection with their employment with us thereby encouraging our employees to remain with TLC Vision and ultimately maximizing shareholder value. This offer also puts employees of TLC Vision in the same position as employees of the former LaserVision since LaserVision repriced its outstanding options to $8.688 prior to the merger of a wholly-owned subsidiary of TLC with and into LaserVision.

      Neither we nor our board of directors makes any recommendation as to whether you should tender your eligible options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer and to consult your own investment and tax advisors.

      You must make your own decision whether to tender your eligible options for exchange.

3. Procedures for tendering eligible options

      Proper Tender of Eligible Options

      To validly tender your eligible options pursuant to this offer, you must, in accordance with the terms of the acceptance letter attached to the end of this document, properly complete, sign and deliver to us the signature page to the acceptance letter (using the form attached to the end of this document), or a facsimile thereof. We will only accept delivery of your signature page to the acceptance letter by regular external mail, facsimile or interoffice mail. We cannot accept delivery by e-mail. We must receive your completed and signed signature page at the following address or fax number: TLC Vision Corporation,
Attention: Heather McDonald, 5280 Solar Drive, Suite 300, Mississauga, Ontario, L4W 5M8, Phone: 1-800-852-1033, ext. 3919, Fax: (905) 625-8081.

      The only acceptable methods of delivery are regular external mail, interoffice mail and facsimile, as indicated above. If delivery is by external mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Your eligible options will not be considered tendered until we receive them.

      Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects.

      We will determine, in our sole discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of eligible options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of eligible options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept all properly and timely tendered eligible options which are not validly withdrawn. We may also waive any of the conditions of this offer or any defect or irregularity in any tender with respect to any particular eligible options or any particular optionholder. No tender of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible employee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, and no one will be liable for failing to give notice of any defects or irregularities.

      Our Acceptance Constitutes an Agreement

      Your tender of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this offer and will be controlling, absolute and final, subject to your withdrawal rights under
Section 4 below and our acceptance of your tendered eligible options in accordance with Section 5 below. Our acceptance for exchange of your eligible options tendered by you pursuant to this offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this offer.

      Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered eligible options that have not been validly withdrawn.

4. Withdrawal rights

      You may only withdraw your tendered eligible options in accordance with the provisions of this Section 4.

      You may withdraw your tendered eligible options at any time before the expiration date. You must withdraw all tendered eligible options; you may not withdraw only a portion of tendered eligible options.

      If the offer is extended by us beyond that time, you may withdraw your tendered eligible options at any time until the extended expiration of the offer. In addition, unless we accept your tendered eligible options for exchange before 11:59 p.m., eastern daylight time, on September 6, 2002, you may withdraw your tendered options at any time after September 6, 2002.

      To validly withdraw tendered eligible options, we must receive, at the address set forth in Section 3, the signature page to a withdrawal letter (using the form attached to the end of this document), or a facsimile thereof, signed by you, while you still have the right to withdraw the tendered eligible options. The withdrawal letter must specify the name of the eligible employee who tendered the eligible options to be withdrawn. Except as described in the following sentence, the withdrawal letter must be signed by the eligible employee who tendered the eligible options to be withdrawn and whose name appears on the instrument or instruments of grant evidencing such eligible options.

      You may not rescind any withdrawal, and eligible options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender your eligible options before the expiration date by following the procedures described in Section 3.

      Neither we nor any other person is obligated to give notice of any defects or irregularities in any withdrawal letter, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of withdrawal letters. Our determination of these matters will be final and binding.

5. Acceptance of eligible options for exchange and issuance of new options

      Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we expect to accept for exchange and cancel eligible options properly tendered and not validly withdrawn before the expiration date and to notify all optionholders who have tendered their eligible options of our acceptance and of the grant of the new options.

      For purposes of this offer, we will be deemed to have accepted for exchange eligible options that are validly tendered and not properly withdrawn, if and when we give oral or written notice to optionholders of our acceptance for exchange of such eligible options. Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered eligible options that are not validly withdrawn. Promptly after we accept tendered eligible options for exchange, we will send each tendering optionholder a letter indicating the number of eligible options that we have accepted for exchange and the corresponding number of new options.

6. Conditions of the offer

      We will not be required to accept any eligible options tendered for exchange, and we may terminate or amend this offer, or postpone our acceptance and cancellation of any eligible options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after July 18, 2002 and before the expiration date, we determine that any of the following events has occurred and, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel eligible options tendered for exchange:

      (a) any threatened, instituted or pending action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition of some or all of the tendered options pursuant to this offer, the issuance of new options, or otherwise relates in any manner to the offer; or

      (b) any action is threatened, pending or taken, or any approval, exemption or consent is withheld, withdrawn or provided subject to conditions, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal or any consent, approval, exemption or exemption order required to be obtained from any government or governmental, regulatory or administrative agency, authority or tribunal is not obtained, is withdrawn or is subject to conditions, in any such case that, in our reasonable judgment, would or might directly or indirectly:

            (i) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered eligible options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer; or

            (ii) delay or restrict our ability, or render us unable, to accept for exchange, or grant or issue new options for, some or all of the tendered eligible options.

      The conditions to the offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

7. Price range of TLC Vision common shares

      Our common shares have been traded on the Toronto Stock Exchange since March 22, 1996 under the symbol "TLC" and have been listed on the Nasdaq National Market System since July 2, 1997 under the symbol "TLCV". The following table shows, for the periods indicated, the high and low closing sales price per common share as reported by the Toronto Stock Exchange and the Nasdaq National Market System.

                                                     Price Range
                                    --------------------------------------------
                                      Nasdaq (TLCV)              TSX (TLC)
                                    ================     =======================
                                     High       Low        High           Low
                                     ----       ---        ----           ---
Quarter Ended
August 31, 2000.................    $8.313    $5.000     Cdn$12.20     Cdn$ 7.70
November 30, 2000...............     5.500     2.250          8.20          3.55
February 28, 2001...............     7.875     1.125         12.00          1.67
May 31, 2001....................     9.250     4.640         14.20          7.11

August 31, 2001.................    $5.700    $3.610     Cdn$ 8.70     Cdn$ 5.68
November 30, 2001...............     3.900     1.750          6.09          2.81
February 28, 2002...............     3.600     1.950          5.77          3.11
May 31, 2002....................     3.750     2.100          5.98          3.44

June 1, 2002 to July 17, 2002...    $3.25     $2.02      Cdn$ 5.20     Cdn$ 3.12

      As of July 17, 2002, the last reported sale price of our common shares, as reported on the Toronto Stock Exchange was Cdn$3.20 per share and as reported on the Nasdaq National Market System was $2.03 per share. Historical market prices are not indicative of future market prices. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your eligible options.

8. Source and amount of consideration; terms of new options

      Consideration

      We will issue new options to purchase our common shares under our option plan (the same option plan under which the eligible options were originally granted) in exchange for eligible options properly tendered and cancelled in the offer by us, subject to the terms set forth in the offer.

      The number of new options granted in exchange for eligible options that are accepted for exchange and cancelled in the offer will be determined as follows, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the applicable option plan:

      (a) For eligible options with an option price over $40, we will grant new options equal to one quarter (1/4) of the number of eligible options cancelled in the offer (i.e., we will grant one new option for every four eligible options cancelled in the offer);

      (b) For eligible options with an option price of at least $30 but less than $40, we will grant new options equal to one third (1/3) of the number of eligible options cancelled in the offer (i.e., we will grant one new option for every three eligible options cancelled in the offer);

      (c) For eligible options with an option price of at least $20 but less than $30, we will grant new options equal to one half (1/2) of the number of eligible options cancelled in the offer (i.e., we will grant one new option for every two eligible options cancelled in the offer); and

      (d) For eligible options with an option price of greater than $8.688 but less than $20, we will grant new options equal to the number of eligible options cancelled in the offer (i.e., we will grant one new option for every eligible option cancelled in the offer).

      However, we will not issue any new options exercisable for fractional shares. Instead, we will round down to the nearest whole number of new options with respect to each grant of eligible options tendered and cancelled in the offer. Each option entitles the optionholder to purchase one of our common shares in accordance with the terms of the applicable option plan and instrument of grant.

      As of July 15, 2002, options to acquire approximately 3,496,484 of our common shares were issued and outstanding under our option plan. Of these options, approximately 638,683 options had an option price of greater than $8.688.

      If we receive and accept tenders of all eligible options, we expect to grant options to acquire a total of approximately 620,997 common shares.

      General Terms of New Options

      The new options will be issued under the same option plan under which the eligible options were originally granted. We will issue a new instrument of grant evidencing all new options granted pursuant to this offer. The instrument of grant evidencing all new options will be substantially the same as the form of instrument of grant attached as Exhibit (d)(2) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on July 18, 2002.

      The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits instead of stock options or any right of continued employment.

      Description of Option Plan and New Options

      The following description of our option plan and the new options is only a summary, and may not be complete. For complete information please refer to the copies of the option plan and the forms of new option instruments of grant that have been filed with the SEC as exhibits to the Tender Offer Statement on Schedule TO. You may also contact us at TLC Vision Corporation, Attention:
Heather McDonald, 5280 Solar Drive, Suite 300, Mississauga, Ontario, L4W 5M8,
Phone: 1-800-852-1033, ext. 3919, Fax: (905) 625-8081 to request copies of our option plan or the forms of the new option instruments of grant, which will be provided at our expense.

      The maximum number of our common shares available for issuance upon exercise of options granted under the option plan is 5,116,000, less the maximum number of our common shares which may be issued under any other share compensation arrangement which we may adopt, excluding our share purchase plan. As of July 15, 2002, there were options outstanding to acquire an aggregate of 3,496,484 of our common shares.

      Eligible persons under our option plan include any employee, officer, director or service provider of the company or any affiliate of the company who has been designated as an eligible person by our board of directors or a committee of at least three directors appointed by the board of directors to administer the option plan.

      The board of directors determines the eligible persons to whom grants of options are made based on such factors as the board may deem relevant. The board of directors also determines the terms and conditions of the options, including the number of options, the effective date of grant and the option exercise period and vesting schedule.

      The board establishes the option price of an option at the time each option is granted on the basis of the closing market price of our common shares on the market with the largest trading volume of our common shares on the last trading date preceding the date of the grant. If there is no trading on that date, the option price will be the average of the bid and asked prices on the date preceding the date of the grant. The option price of the new options will be $8.688. Upon the exercise of an option, including the new options, the optionholder must pay the option price by bank draft or certified cheque.

      The term of the new options granted under the option plans will commence on the date of grant of the related eligible options tendered and cancelled in the exchange and, subject to the applicable vesting requirements, will be exercisable during the period beginning on the effective date of grant of the new options and ending no later than the fifth anniversary of the date of grant of the related eligible options, except that the period for exercise of the new options will end on an earlier date in the event of the termination of an optionholder's employment. In accordance with the terms of the option plan, all of the new options will remain exercisable for 90 days following a termination of employment, or possibly longer in certain circumstances such as termination of employment due to death.

      The new options will have the same vesting schedule and vesting dates as the related eligible options cancelled in the exchange. Accordingly, the new options will be vested on the date of grant to the extent that the related eligible options tendered for exchange would have been vested on that date and the remaining new options will become vested in accordance with the vesting schedule as the related eligible options that were cancelled in the exchange.

      The board of directors, with the consent of any applicable regulatory authorities, if required, and the consent of the optionholders affected thereby, may at any time amend the terms of all or any portion of options that are outstanding, including new options.

      In general, under the option plan, our board of directors may from time to time amend, suspend or terminate the option plan, provided any required regulatory or shareholder approvals are obtained. We do not presently anticipate that our board will make any material amendments to the option plan prior to the date of grant of the new options other than amendments that the board considers necessary or desirable to comply with local tax or regulatory requirements or in connection with the offer.

      Appropriate adjustments may be made by our board of directors to the number or kind of shares covered by options, both as to options granted or to be granted, including the new options, and to the option price per share, to give effect to adjustments to the number of our common shares or types of our securities which result from certain corporate transactions.

      In the event of any proposed sale or conveyance of all or substantially all of our property and assets or any proposed merger, consolidation, amalgamation or offer to acquire all of our outstanding common shares, we shall give written notice to all optionholders advising that their respective options shall be fully exerciseable immediately, whether or not otherwise fully exerciseable, vested or unvested on that date, and may be exercised only within 30 days after the date of the notice and not thereafter, and that all rights of the optionholders under any options not exercised will terminate at the expiration of the 30-day period, provided that the proposed transaction is completed within 180 days after the date of the notice. If the proposed transaction is not completed within the 180-day period, no right under any option will be affected by the notice, except that the option may not be exercised between the date of expiration of the 30-day period and the day after the expiration of the 180-day period.

      This summary of the option plan and the new options is qualified in its entirety by the specific language of the option plan and applicable instruments of grant, copies of which are available upon request to Heather McDonald at the number or address set forth in Section 3.

      Restrictions on Transfer

      An optionholder may not deal with any options or any interest in them or transfer any options, except in accordance with the terms of the option plan. A purported transfer of any options in violation of the option plan will not be valid and we will not issue any common shares upon the attempted exercise of improperly transferred options. An eligible person under the option plan may provide written notice to us that he or she desires that options to be granted to the eligible person be granted, in whole or in part, to an RRSP established by and for the sole benefit of the eligible person.

      No Stockholder Rights and Employment Rights

      Optionholders have no stockholder rights with respect to any of our common shares subject to outstanding options until such shares are purchased in accordance with the provisions of the option plan and instrument of grant. Nothing in the option plan confers upon any optionholder any right to continued employment.

      Registration of Common Shares

      All of our common shares issuable upon exercise of options under the option plan, including the shares that will be issuable upon exercise of all new options to be granted pursuant to the offer, have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are one of our affiliates, you will be able to sell your common shares issued upon exercise of new options free of any transfer restrictions under applicable securities laws.

      Tax Consequences

      You should refer to Sections 14 and 15 for a discussion of the U.S. Federal income tax and Canadian tax consequences of accepting or rejecting this offer to tender eligible options for cancellation and of the grant of the new options under this offer to exchange. We recommend that you consult with your own tax advisor to determine the tax consequences of the offer under the laws of the country or countries in which you are a taxpayer.

9. Information concerning TLC Vision

      The address of our international head office is 5280 Solar Drive, Suite 300, Mississauga, Ontario, L4W 5M8, where the telephone number is 1-905-602-2020. Our Internet address on the worldwide web is http://www.tlcvision.com. Information contained on our website does not constitute a part of this offer to exchange. For additional information regarding TLC Vision, we recommend that you also review the materials which we have filed with the SEC and have listed in Section 18.

      Except as otherwise disclosed in this offer to exchange or in our SEC filings, we presently have no plans, proposals or negotiations of a type that are required to be disclosed in this offer to exchange under applicable securities laws.

10. Summary Financial Information

      The summary income statement data set forth below for the years ended May 31, 2001 and 2000 and the balance sheet data as of May 31, 2001 and 2000 have been derived from our audited financial statements, which appear in our annual report on Form 10-K/A for the fiscal year ended May 31, 2001 and which have been prepared in accordance with U.S. generally accepted accounting principles. The income statement data for the nine months ended February 28, 2002 and 2001 and the balance sheet data as of February 28, 2002 have been derived from our unaudited financial statements, which appear in our quarterly report on Form 10-Q for the nine months ended February 28, 2002 and which have also been prepared in accordance with U.S. generally accepted accounting principles. The summary financial data should be read in conjunction with the consolidated financial statements, and related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our annual report on Form 10-K/A for the fiscal year ended May 31, 2001 and quarterly report on Form 10-Q for the quarter ended February 28, 2002. Please refer to Section 18 for instructions on how to obtain copies of these documents. We also prepare our consolidated financial statements in accordance with Canadian generally accepted accounting principles.

                                                 For the Nine Months Ended          For the Year Ended
                                                        February 28,                      May 31,
                                                --------------------------      -------------------------
                                                   2002             2001           2001              2000
                                                   ----             ----           ----              ----
                                                       (dollars in thousands, except per share data)
Income Statement Data:
Revenues(1) ...............................     $ 96,017         $ 174,006      $ 201,223         $ 133,943
Cost of revenues ..........................       68,890(2)         84,906        110,016           129,234
Gross margin ..............................       27,127            49,037         63,990            71,989
Operating expenses ........................       71,202(3)         82,106        101,682            75,939
Loss from operations ......................      (44,075)          (33,069)       (37,692)           (3,950)
Loss from operations per share
   (basic and diluted) ....................        (1.16)            (0.88)         (1.00)            (0.11)
Net loss ..................................      (46,900)          (32,773)       (37,773)(4)        (5,918)
Net loss per share
   (basic and diluted) ....................        (1.23)            (0.87)         (1.00)            (0.16)
Weighted average number of common shares
   outstanding (in thousands) .............       38,065            37,696         37,779            37,178

                                                   As of
                                             February 28, 2002       As of May 31,
                                             -----------------  ------------------------
                                                                   2001           2000
                                                                   ----           ----
                                                             (in thousands)
Balance Sheet Data:
Cash and cash equivalents ..................     $  43,838      $  47,987      $  78,531
Total current assets .......................        55,498         68,501        104,714
Working capital ............................        25,319         36,837         59,481
Total assets ...............................       201,628        238,438        289,364
Total current liabilities ..................        30,179         31,664         45,233
Total debt, excluding current portion ......        11,611          8,313          6,728
Non-controlling interest ...................         9,048         10,738         12,842
Shareholders' equity:
   Capital stock ...........................       276,841        276,277        269,953
   Warrants ................................           532            532            532
   Deficit .................................      (127,061)       (80,161)       (42,388)
   Accumulated other comprehensive income
     (loss) ................................            --         (9,542)        (4,451)
Total shareholders' equity .................       150,312        187,106        223,646
Book value per share .......................          3.95           4.92           6.02

----------
(1) Includes primarily those revenues pertaining to the operation of eye care centers, the management of refractive and secondary care centers and TLC's other non-refractive businesses.

(2) In the second quarter of fiscal 2002, TLC recorded a write down of $1.1 million related to a reduction in fair value of capital assets.

(3) In the second quarter of fiscal 2002, TLC recorded a write down of investments of $20.0 million and recorded restructuring and other charges of $934,000.

(4) In fiscal 2001, decisions were made to: (1) exit from an e-commerce enterprise, eyeVantage.com Inc., resulting in a restructuring charge of $11.7 million, (2) record the potential for losses in an equity investment in a secondary care operation of $1 million, (3) record the estimated costs associated with TLC's current restructuring initiative in the amount of $3.4 million, (4) segregate the amount of $2.1 million for an arbitration award against TLC, and (5) provide $0.9 million for the impairment of a portfolio investment.

11. Interests of directors and officers; transactions and arrangements concerning the options and our common shares

      A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of July 15, 2002, our executive officers and non-employee directors (17 persons) as a group held options outstanding under our option plan to purchase a total of 1,679,773 shares. This represented approximately 48% of the shares subject to all options outstanding under our option plan as of that date. Of the options held by these persons under our option plan, options to purchase a total of 233,500 of our common shares are eligible options. These options do not include the 4,450,468 options issued to John J. Klobnak, James C. Wachtman, B. Charles Bono III, Robert W. May, James M. Garvey, Dr. Richard Lindstrom and David S. Joseph on May 15, 2002 to replace LaserVision options and warrants pursuant to the terms of our acquisition of LaserVision. None of such options are eligible options.

      During the 60 days prior to July 18, 2002, no options have been granted to or exercised by any of the directors or officers listed in Schedule A.

      As well, other than ordinary course purchases under our employee stock purchase plans and ordinary course grants of stock options to employees who are officers or directors, there have been no transactions in options to purchase our common shares or in our common shares which were effected during the past 60 days by us or, to our knowledge, by any of our officers, directors, affiliates or subsidiaries.

12. Status of eligible options acquired by us in the offer; accounting consequences of the offer

      Eligible options we accept for exchange and acquire pursuant to this offer will be cancelled and will be returned to the pool of options available for future option grants under our option plan. To the extent such options are not granted in connection with this offer, the options will be available for future grants to eligible plan participants without further shareholder action, except as may be required by applicable law or the rules of the Toronto Stock Exchange, the Nasdaq National Market System or any other stock exchange on which our common shares are then quoted or listed.

      If the price of our common shares rises above the new option price of $8.688, this offer could have a material adverse impact on our reported earnings and could make our reported earnings more volatile. Under current U.S. generally accepted accounting principles, the new options will be subject to variable accounting treatment. Variable accounting requires that the difference between the price of our common shares at the end of each financial quarter and the new option price be charged to income as compensation over the remaining vesting period of the outstanding options. Once the price of our common shares rises above $8.688, variable accounting will require us to remeasure total compensation at the end of each quarter and take an appropriate charge.

13. Legal matters; regulatory approvals

      We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible options and issuance of new options as contemplated by this offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein, other than such other approvals as have been or are expected to be obtained by us. We are unable to predict whether we may determine that we are required to delay the acceptance of eligible options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept any tendered eligible options for exchange is subject to conditions, including the conditions described in Section 6.

14. Material U.S. federal income tax consequences

      The following is a general summary of the material U.S. federal income tax consequences of the exchange of eligible options and the grant of the new options, as the case may be, pursuant to this offer applicable to the U.S. subsidiaries of TLC Vision and to those optionholders who are "U.S. persons." For U.S. federal income tax purposes, "U.S. persons" generally includes individual natural persons who are citizens or residents of the U.S.

      This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. Moreover, no advance income tax ruling has been sought or obtained from the U.S. Internal Revenue Service ("IRS") regarding the tax consequences of any of the transactions described herein, and there can be no assurance that the IRS will take the same view of the tax consequences of the transactions as the view expressed herein.

      The discussion set forth below is for general information purposes only. It is intended only as a summary of certain U.S. federal income tax consequences of the transactions and does not purport to be a complete analysis or listing of all potential tax effects relevant to a decision to the exchange of eligible options and the grant of new options. It may not fully describe the U.S. federal income tax considerations relevant to persons who may be subject to special tax rules due to their particular circumstances, such as persons owning 5% or more of the stock of TLC Vision (actually or constructively, by vote or value.) The discussion does not address aspects of U.S. taxation other than U.S. federal income taxation, nor does it address state, local or foreign tax consequences of the transactions. The discussion is based upon the Internal Revenue Code of 1986, as amended ("Code"), Treasury Regulations thereunder and administrative rulings and court decisions as of the date hereof. All of the foregoing is subject to change, possibly on a retroactive basis, and any change could affect the continuing validity of this discussion.

      Therefore, holders of eligible options who are U.S. persons are urged to consult with their tax advisor regarding the U.S. tax consequences of participating in the offer, including the effects of federal, state, local, foreign and other tax laws.

      Optionholders who are U.S. persons and who exchange eligible options for new options will generally not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. The exchange should be treated as a non-taxable exchange for U.S. federal income tax purposes. In addition, the grant of new options is not generally recognized as taxable income for U.S. federal income tax purposes, so long as the exercise price of the option exceeds the fair market value of the underlying stock at the time of the exchange.

      Upon the exercise of a new option for cash, the optionholder will recognize compensation income, taxable as ordinary income, in an amount equal to the excess of (i) the fair market value of the shares purchased upon such exercise, on the date such option is exercised, over (ii) the exercise price of the shares purchased upon such exercise. The tax basis of any share received upon the exercise of a new option will be equal to the fair market value of such share on the date of exercise of such option. Upon any subsequent sale of such share to an unrelated party, the optionholder will realize a gain (or loss) in an amount equal to the difference between the amount realized on the sale and such tax basis, which gain or loss should be a long-term capital gain or loss, assuming that the share is a capital asset in the hands of the U.S. person and was held for more than 12 months. An optionholder's holding period for U.S. federal income tax purposes for such share will commence on the date following the date of exercise of the option.

      TLC Vision or its subsidiary employing the optionholder generally will be entitled to a U.S. tax deduction in an amount equal to the amount of compensation income, taxable as ordinary income, recognized by the optionholder as a result of the exercise of a new option in the year of recognition by the optionholder.

      We recommend that you consult your own tax advisor with respect to the U.S. tax consequences of participating in the offer, including the effects of federal, state, local, foreign and other tax laws.

15. Material Canadian federal tax considerations

      The following is a general summary of the material Canadian federal income tax considerations with respect to the exchange of eligible options for new options pursuant to this offer to holders of eligible options who are employees of the Canadian subsidiaries of TLC Vision and who, for purposes of the Income Tax Act (Canada), referred to in this discussion as the Canadian Tax Act, are resident in Canada and deal with TLC Vision and each of such subsidiaries at arm's length. Such optionholders are referred to in this section as Canadian optionholders.

      This summary is based upon the current provisions of the Canadian Tax Act, the related Income Tax Regulations, all specific proposals to amend the Canadian Tax Act and related regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and the current administrative practices of, as published in writing by, the Canada Customs and Revenue Agency. This summary does not take into account or anticipate any other changes in law and does not take into account provincial or territorial tax consequences or the tax laws of a country other than Canada. This summary is based on the assumption that the shares will be listed on a prescribed stock exchange within the meaning of the Canadian Tax Act at all relevant times.

      We believe that, provided certain conditions are met, the exchange will be treated as a non-taxable exchange for purposes of the Canadian Tax Act with the result that Canadian optionholders will not be required to recognize income for Canadian income tax purposes at the time of the exchange. The grant of new options is not recognized as taxable income for purposes of the Canadian Tax Act.

      Where in a taxation year a Canadian optionholder acquires shares on the exercise of a new option, the amount, if any, by which the value at that time of the shares exceeds the amount paid by the Canadian optionholder to acquire the shares will be deemed to be a benefit received by the Canadian optionholder and included in computing the Canadian optionholder's income. The amount so included in the Canadian optionholder's income will be added in computing the adjusted cost base to the Canadian optionholder of the shares. Subject to certain requirements in the Canadian Tax Act, the Canadian optionholder will be entitled to deduct one-half of the amount so included in the Canadian optionholder's income in computing the Canadian optionholder's taxable income provided the shares qualify as "prescribed shares" for purposes of the Canadian Tax Act at the time of their issue. Subject to certain conditions and limits, a Canadian optionholder may be permitted to defer the income inclusion from the exercise of stock options until the disposition of the shares on up to $100,000 of options vesting in a year.

      In general, a disposition, or a deemed disposition, of shares by a Canadian optionholder who holds such shares as capital property will give rise to a capital gain (or capital loss) to the extent that the proceeds of disposition net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base of such shares to the Canadian optionholder. Generally, one-half of any such gain, referred to as the taxable capital gain, will be included in computing the Canadian optionholder's income for the year of disposition, and the Canadian optionholder may normally deduct one-half of any such loss for the year of disposition or preceding or future years (subject to limitations and adjustments contained in the Canadian Tax Act) to the extent of taxable capital gains.

      We recommend that you consult your own tax advisor with respect to the Canadian tax consequences of participating in the offer.

16. Extension of offer; termination; amendment

      We may, from time to time, extend the period of time during which this offer is open and delay accepting any eligible options tendered to us by announcing the extension and giving oral or written notice of the extension to optionholders and making an announcement thereof.

      We also expressly reserve the right, in our sole discretion, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any eligible options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to optionholders and making an announcement thereof. Our reservation of the right to delay our acceptance and cancellation of eligible options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the eligible options tendered promptly after termination or withdrawal of an exchange offer.

      Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend this offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this offer to optionholders or by decreasing or increasing the number of options being sought in the offer.

      Amendments to the offer may be made at any time and from time to time by an announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., eastern daylight savings time, on the next business day after the last previously scheduled or announced expiration date. Any announcement made pursuant to the offer will be disseminated promptly to optionholders in a manner reasonably designed to inform optionholders of such change.

      If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

17. Fees and expenses

      We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible options pursuant to this offer to exchange.

18. Additional information

      We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your eligible options:

      (a) Our Annual Report on Form 10-K for the year ended May 31, 2001, as amended by Form 10-K/A filed on September 28, 2001 and Form 10-K/A filed on February 26, 2002;

      (b) Our Quarterly Report on Form l0-Q for the quarter ended February 28, 2002;

      (c) The description of our common shares contained in our registration statement on Form F-10 filed on May 12, 1999; and

      (d) Our Reports on Form 8-K, dated August 25, 2001, December 10, 2001, December 27, 2001, April 18, 2002 and May 15, 2002.

      These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room at 450 Fifth Street, N.W., Suite 1400, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at l-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

      Our common shares are listed for trading on the Toronto Stock Exchange and on the Nasdaq National Market System under the symbols "TLC" and "TLCV", respectively.

      We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                       TLC Vision Corporation
                       5280 Solar Drive, Suite 300
                       Mississauga, Ontario
                       L4W 5M8
                       Attention: Investor Relations Department
                       Telephone: (905) 602-2020

between the hours of 9:00 a.m. and 4:00 p.m., eastern daylight savings time. As you read the documents listed in Section 18, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document. The information contained in this offer to exchange about TLC Vision should be read together with the information contained in the documents to which we have referred you.

19. Forward looking statements

      We have made forward-looking statements in this offer to exchange and our SEC reports referred to above that are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations, as well as statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates," "projects," "intends" or similar expressions. You should understand that important factors, in addition to those discussed elsewhere in this document, could affect our future business and financial results, and could cause those results to differ materially from those expressed in any forward-looking statements. These factors include:

      o the fact that we have not been profitable in the past and may not be profitable in the future;

      o     changes in general economic conditions;

      o     the intense competition in the market for laser vision correction;

      o     the uncertainty of market acceptance of laser vision correction;

      o concerns about the potential side effects and long-term results of laser vision correction;

      o our ability to enter into or maintain agreements with doctors or other health care providers on satisfactory terms;

      o the fact that historical quarterly fluctuations in our operating results make financial forecasting difficult;

      o     the historical and future volatility of our stock price;

      o     our ability to execute our business strategy;

      o     the risk that our investments may not be profitable;

      o our ability to make acquisitions or enter into affiliation arrangements;

      o our future capital requirements and our ability to obtain additional funding;

      o our ability to successfully implement and integrate new operations and facilities;

      o     our dependence on key personnel;

      o the risk of malpractice and similar claims and our ability to obtain or maintain adequate insurance against these claims;

      o the risk of claims for state sales and use taxes on the services we provide;

      o the fact that compliance with industry regulations is costly and onerous;

      o the fact that compliance with additional health care regulation in Canada is costly and burdensome;

      o the fact that compliance with U.S. Food and Drug Administration regulations regarding the use of excimer laser systems is costly and burdensome;

      o the possibility of disputes with respect to intellectual property used in our business;

      o the significant drain on capital resources necessary to keep up with rapid technological change;

      o     the integration of LaserVision may not be successful;

      o the fact that we may become a competitor of some of the eye surgeons with whom LaserVision contracts to provide laser access;

      o our ability to successfully integrate the operations of ClearVision Laser Centers Inc.;

      o the significant costs of integration and transaction expenses that will result from the merger with LaserVision;

      o     the impact that this offer will have on our financial results; and

      o the impact that new accounting standards relating to the treatment of goodwill will have on our financial results.

      Anticipated future results may not be achieved. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of their dates. We have described some important factors that could cause our actual results to differ materially from our expectations in our SEC reports referred to above. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

20. Miscellaneous

      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your eligible options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the related acceptance letter. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                        TLC VISION CORPORATION

July 18, 2002

                                   SCHEDULE A

                             INFORMATION CONCERNING
                   THE DIRECTORS AND BOARD APPOINTED OFFICERS
                            OF TLC VISION CORPORATION

      The directors and officers of TLC Vision Corporation and their positions and offices as of July 18, 2002, are set forth in the following table:

Name                              Position
----                              --------

Elias Vamvakas                    Chairman of the Board of Directors and Chief
                                  Executive Officer

John J. Klobnak                   Vice Chairman

James C. Wachtman                 President and Chief Operating Officer

B. Charles Bono III               Chief Financial Officer

Lloyd D. Fiorini                  Co-General Counsel

Robert W. May                     Co-General Counsel and Secretary

Paul Frederick                    Executive Vice President, Human Resources and
                                  Business Transformation

Henry Lynn                        Chief Information Officer

Thomas N. Davidson                Director

James M. Garvey                   Director

Howard J. Gourwitz                Director

David S. Joseph                   Director

Dr. Richard Lindstrom             Director

John F. Riegert                   Director

Warren S. Rustand                 Director

Dr. William David Sullins, Jr.    Director

Dr. Mark Whitten                  Director


                                      A-1